UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2024

ALCOA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 315-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.
On January 8, 2024, Alcoa Corporation (the “Company”) approved the full curtailment of the Kwinana alumina refinery (the “Refinery”) located in Western Australia beginning in the second quarter of 2024. The Refinery has an annual nameplate capacity of 2.2 million metric tons and has been operating at approximately 80 percent of its nameplate capacity since January of 2023. The Company’s decision to fully curtail the Refinery was made based on a variety of factors, including the Refinery’s age, scale, operating costs and current bauxite grades, in addition to current market conditions.

In the first quarter of 2024, Alcoa will record restructuring charges between $180 million and $200 million related to the curtailment of the Refinery. Alcoa’s share (after-tax and noncontrolling interest) will be between $76 million and $84 million, or $0.42 to $0.47 per share. The charges include approximately $81 million for water management costs, $55 million for employee related costs, $26 million for asset retirement obligations, and $18 million of other costs. Alcoa’s share of related cash outlays of approximately $115 million (which includes existing employee related liabilities and asset retirement obligations) is expected to be spent in 2024 ($80 million) and 2025 ($35 million).

The Refinery is an asset owned by the Alcoa World Alumina and Chemicals (AWAC) joint venture among Alcoa and Alumina Limited, in which Alcoa holds a sixty percent ownership interest and Alumina Limited holds a forty percent ownership interest.

The Refinery currently has approximately 800 employees and this number will be reduced to approximately 250 in the third quarter of 2024, when alumina production will cease. Certain processes will continue until about the third quarter of 2025, when the employee number will be further reduced to approximately 50.

Beginning in the third quarter of 2024, the curtailment is expected to result in annual net income improvement of approximately $70 million (pre-tax and noncontrolling interest), when compared to the Refinery’s net loss (pre-tax and noncontrolling interest) of approximately $130 million in 2023. The Refinery will continue to incur approximately $40 million of non-cash depreciation, depletion and amortization expenses annually while curtailed.

A copy of the related press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K contains statements that relate to future events and expectations, including those relating to the curtailment of the Refinery and the Company’s expectations regarding the timing of the curtailment and types and estimates of associated costs and financial impacts, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by the Company that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release of Alcoa Corporation dated January 8, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

The internet addresses in the press release attached as Exhibit 99.1 hereto are included only as inactive textual references and are not intended to be active links to the information therein. Information contained on such websites or platforms, or that can be accessed therein, do not constitute a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

Date: January 8, 2024	By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary